EXHIBIT 15.1

April 29, 2004

The Board of Directors and Stockholders of Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the Genentech, Inc. Tax Reduction Investment Plan, the 1999 Stock Plan, the 1996 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan, and the 1991 Employee Stock Plan, and the Registration Statement (Form S-3 No. 333-37072) related to the resale of common shares deliverable upon the exchange of Liquid Yield Option Notes, and in the related Prospectuses, as applicable, contained in such Registration Statements of our report dated April 6, 2004 (except for the eleventh paragraph of Note 2 and all of Note 12, as to which the date is April 23, 2004), relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2004.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of section 7 or 11 of the Securities Act of 1933.

Very truly yours,
/s/ERNST & YOUNG LLP